Exhibit 99.1

Glacier Bancorp, Inc. Appoints New Director

          KALISPELL, Mont., Sept. 28 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc.’s (Nasdaq: GBCI) Board of Directors, at their regular monthly meeting on September 27, 2006, appointed Douglas J. McBride as a Director of the Company.

          Dr. McBride has been an optometrist in Billings, Montana for 28 years.  He is the current President of the Montana State Board of Examiners for Optometry, of which he has been a member since 1993, and is also the Chairman of the Advisory Board for TLC Laser Eye Center in Billings.

          Dr. McBride has served as a Director of the Company’s subsidiary, Western Security Bank of Billings since 2003.

          Glacier Bancorp, Inc. is the parent company for ten community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; and Western Security Bank, Billings, all located in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming; Citizens Community Bank, Pocatello, operating in Idaho; and First National Bank of Morgan, operating in Utah.

SOURCE  Glacier Bancorp, Inc.
          -0-                                        09/28/2006
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./